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Exhibit 2.4

September 5, 2006

Strictly Private & Confidential

Yamana Gold Inc.
150 York Street
Suite 1102
Toronto, Ontario
M5H 3S5

Attention: Mr. Peter Marrone, President and Chief Executive Officer and Director

Dear Sirs:

National Bank Financial Inc. ("NBF") understands that further to the press release of August 16, 2006 announcing the intended acquisition of Viceroy Exploration Ltd. ("Viceroy" or the "Target") by Yamana Gold Inc. ("Yamana" or the "Company") subject to certain conditions, make a takeover bid (the "Offer") to purchase all of the issued and outstanding common stock of Viceroy, including all common stock issuable upon exercise of currently outstanding options and warrants (the "Shares"), for 0.97 of a Yamana common share for each Viceroy common Share held.

NBF also understands that the Offer will be made in accordance with the terms and conditions set out in the offer to purchase, offering circular, letter of transmittal and notice of guaranteed delivery, as the same may be amended or supplemented from time to time (collectively, the "Offering Documents").

NBF further understands that the Company wishes to retain NBF to act as dealer manager of the Offer to obtain acceptances of the Offer from holders of Shares and to perform in connection with the Offer the following services which are customarily performed by NBF in acting as dealer manager in connection with take-over bids (collectively, the "Services"):

(a)
form and manage a group consisting of NBF and members of the Investment Dealers Association of Canada (the "Soliciting Dealer Group") to solicit acceptances of the Offer from holders of Shares;

(b)
If soliciting Shares in the United States: NBF will appoint its United States registered broker-dealer affiliate NBF Securities (USA) (Corp.), having regard to broker dealer registration and licensing laws and regulations, to solicit acceptances of the Offer from institutional holders of Shares in the United States;

Yamana Gold Inc.
September 5, 2006

(c)
prepare and supply to the Soliciting Dealer Group a "green sheet" detailing the merits of the Offer to assist in their solicitation of acceptances of the Offer by holders of Shares;

(d)
act as an information source for holders of the Shares and the Soliciting Dealer Group with respect to information pertaining to the Offer;

(e)
if requested by the Company, advertise in one or more national newspapers recommending acceptance of the Offer by holders of the Shares, provided that the Company shall first have approved the form and content of any advertisement; and

(f)
perform such other activities as dealer manager as the Company may reasonably request.

NBF hereby agrees to act as dealer manager in connection with the Offer subject to the following terms and conditions:

(1)   Services

  NBF will perform the Services in compliance with Applicable Legal Requirements (as defined below) and will use its reasonable efforts to cause other members of the Soliciting Dealer Group to perform the Services in paragraph (a) above provided that NBF shall not be responsible for the actions or omissions of any other member of the Soliciting Dealer Group.

(2)   Fees and Expenses

  For the services provided thereunder, the Company agrees to pay the following fees:

  (a)
  A fee of C$25,000 for managing the solicitation, payable to NBF upon execution of this agreement; plus an additional C$35,000 if greater than 90% of the fully diluted Shares are deposited under the Offer, payable to NBF upon completion of the Offer.

  (b)
  A solicitation fee of C$0.09 for each Share deposited under the Offer, payable to the member of the Soliciting Dealer Group whose name appears in the applicable letter of transmittal so executed. The aggregate amount payable to a member in respect of any single beneficial owner of Shares shall not be less than C$90 and not more than C$1,500. The payment of a solicitation fee in respect of any single beneficial owner shall be subject to a minimum of 1,000 Shares being deposited under such beneficial owner's name. Where the Shares deposited and registered in a single name are beneficially owned by more than one person, the C$90 minimum and C$1,500 maximum amounts will be applied separately in respect of each such beneficial owner. The Company may require a member of the Soliciting Dealer Group to furnish evidence of such beneficial ownership satisfactory to the Company at the time of deposit. The Company will not be required to pay a solicitation fee to more than one member of the Soliciting Dealer Group in respect of any beneficial owner of Shares. Each member of the Soliciting Dealer Group will be paid on account of such fees as soon as practicable after the Offer is completed. No solicitation fees will be payable if the Offer is not completed.

Yamana Gold Inc.
September 5, 2006

    A member of the Soliciting Dealer Group shall be entitled to the solicitation fee if such member's name appears in the appropriate place in the applicable letter of transmittal. The Trust Company retained as part of the Offer shall have the discretion to waive or determine any such fee in the event of any dispute over any matter relating thereto. If no name is specified in a letter of transmittal, no solicitation fee will be payable.

  (c)
  The Company will reimburse NBF for out-of-pocket expenses, the reasonable fees and disbursements of counsel retained by NBF with the consent of the Company, such consent not to be unreasonably withheld, and advertising costs incurred where the prior approval of the Company has been obtained. Such reimbursable expenses will be payable on receipt by the Company of invoices from NBF whether or not the Offers is completed. If no name of a member of the Soliciting Dealers Group is specified on the proxy, the solicitation fee shall be payable to NBF. In addition it is understood that all Trust Company expenses incurred with respect to the Offer will be to the account of the Company and the Trust Company will be responsible for tabulating and coordinating proxies and validating solicitation fee claims.

  All or part of the amounts payable under this paragraph may be subject to the federal Goods and Services tax or applicable provincial sales tax (collectively, "Tax"). Where Tax is applicable, an additional amount equal to the amount of Tax owing will be charged to the Company.

(3)   Term of Engagement

  The engagement of NBF pursuant to this agreement shall terminate on the earlier of the completion or termination of the Offers and the termination of this agreement by either the Company or NBF upon written notice to the other, provided that the obligations of the Company to indemnify, to pay any amounts due to NBF pursuant to this agreement including fees, expenses and Tax and to maintain the confidentiality of NBF's advice and opinions shall survive the completion or termination or expiry of this agreement or any withdrawal or termination of the Offer. In addition, representations, warranties and covenants provided by the Company in connection with this agreement shall remain in full force and effect, regardless of any investigation made by NBF or on its behalf, and shall survive the completion or termination or expiry of this agreement or any withdrawal or termination of the Offer.

(4)   Offering Documents

  The Company represents, warrants and covenants to and with NBF and for the benefit of the members of the Soliciting Dealer Group that:

  (a)
  the Offering Documents will be in the form prescribed by and will fully comply with the requirements of all applicable Canadian laws, rules and regulations (collectively, "Applicable Legal Requirements");

Yamana Gold Inc.
September 5, 2006

  (b)
  the Offering Documents will be filed with all securities commissions and other regulatory authorities in Canada and elsewhere where such filing is required by Applicable Legal Requirements;

  (c)
  the Offering Documents will be duly sent to all holders of Shares as required by Applicable Legal Requirements;

  (d)
  the Company will comply with all Applicable Legal Requirements in connection with the Offer; and

  (e)
  the Offering Documents, as of the date of mailing, will not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(5)   Delivery of Offering Documents

  The Company agrees that, at their expense, they will deliver to NBF as soon as is practical as many copies of the Offering Documents as NBF shall reasonably require.

(6)   Cost of the Offer

  The Company agrees to pay all costs in connection with the Offer, including the costs of preparation, printing and delivery of the Offering Documents.

(7)   Notification of Changes of Investigations

  The Company agrees that:

  (a)
  if during the term of the Offer, the Company receives notice of any fact or matter that would require the making of any amendment, variation, change, supplement or revision to the Offering Documents under Applicable Legal Requirements (hereinafter referred to as an "Amendment"), it will:

  (i)
  promptly notify us thereof;

  (ii)
  promptly prepare, file and deliver an appropriate Amendment;

  (iii)
  furnish us with two copies of the Amendment prior to the Company using such Amendment; and

  (iv)
  as soon as available, furnish us with such numbers of copies of the Amendment as we may reasonably request for purposes of the Soliciting Dealer Group and to allow us to supply copies to holders of Shares and Debentures as requested; and

  (b)
  it will inform NBF, promptly after it receives notice thereof during the period of the Offer:

Yamana Gold Inc.
September 5, 2006

    (i)
    of any request by any regulatory, administrative or other governmental or public body or authority or any court of any jurisdiction or any securities exchange for:

    (A)
    an Amendment; or

    (B)
    any additional written information relating to the Offering Documents; and

    (ii)
    of the issuance of any cease trading, stop order or restraining order or of the initiation or threat of initiation of any proceedings, litigation or investigation with respect to the Offer before any regulatory, administrative or other governmental or public body or authority or any court.

(8)   No Collateral Representation by Dealers

  NBF will not, and will obtain a written covenant from each member of the Soliciting Dealer Group that it will not, make any representation or statement concerning or pertaining to the Company, the Target or the Offers, other than the representations and statements contained in the Offering Documents.

(9)   Authority of NBF

  The Company will be entitled to act on any notice, request, direction, consent, waiver, extension or other communication given or agreement entered into by NBF on behalf of the members of the Soliciting Dealer Group.

(10) Indemnification

  The Company hereby agrees to indemnify NBF and the other Soliciting Dealer Group members and certain other parties in accordance with the Schedule "A" hereto, which Schedule forms part of this agreement and the consideration for which is the entering into of this agreement. Such indemnity (the "Indemnity") shall be executed and delivered to NBF on the execution of this agreement and shall be in addition to, and not in substitution for, any liability which the Company or any other person may have to NBF or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity shall apply to all services contemplated herein including without limitation any additional services contemplated herein.

(11) Confidentiality

  NBF shall keep confidential all information obtained by it from the Company or its representatives in connection with this agreement (the "Confidential Information"). NBF agrees to use the Confidential Information solely for the purposes of this agreement and not to disclose any Confidential Information to any person who is not a partner, officer or employee of NBF working on or consulted in connection with the agreement or counsel to NBF except with the consent of the Company or pursuant to an order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee.

Yamana Gold Inc.
September 5, 2006

  In the event that NBF receives a request to disclose any Confidential Information under such order, NBF will (a) promptly notify the Company thereof, (b) consult with the Company on the advisability of taking steps to resist or narrow such request, and (c) if disclosure is required or deemed advisable, cooperate with the Company in any attempt that they may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information.

  All written information supplied by the Company to NBF pursuant to this agreement, and all copies or translations thereof made by NBF, shall upon request be destroyed by NBF or returned by NBF to the Company, at the election of NBF.

  This confidentiality obligation shall not apply or extend to information now in the public domain, information contained in the Offering Documents, information which may subsequently become public other than through breach by either of NBF or its partners, officers, employees or advisors of its obligations hereunder, information disclosed to NBF by third parties in respect of which such third parties are not under an obligation of confidentiality to the Company or information which is required by law to be disclosed. NBF and its representatives, including professional consultants, shall be made aware of and be bound by this provision.

  The advice or opinions of NBF, including any background or supporting materials and analysis, shall not be publicly disclosed or referred to or provided to any third party by the Company without the prior written consent of NBF.

(12) Other Matters

  This agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario. If any provision hereof shall be determined to be invalid or unenforceable in any respect such determination shall not affect such provision in any other respect or any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this agreement. Unless otherwise defined herein, terms which are used in this agreement which are defined in the Securities Act (Ontario) shall have the meaning set forth therein for the purposes of this agreement.

  All financial references in this agreement are to be in Canadian dollars unless otherwise indicated.

Yamana Gold Inc.
September 5, 2006

(13) Acceptance

  Please confirm that the foregoing is in accordance with the Company's understanding by signing and returning the attached duplicate copy of this letter, which shall thereupon constitute a binding agreement between the Company and NBF.

Yours very truly,

NATIONAL BANK FINANCIAL INC.

/s/ BRIAN IMRIE Brian Imrie Co-Head & Managing Director Mergers & Acquisitions	/s/ BRUNO KAISER Bruno Kaiser Director Mining Investment Banking

Accepted and agreed to as of the 5th day of September, 2006.

YAMANA GOLD INC.

By:	/s/ GREG MCKNIGHT

Yamana Gold Inc.
September 5, 2006

SCHEDULE "A" — INDEMNITY

In consideration of the agreement of National Bank Financial Inc. ("NBF") pursuant to a dealer manager agreement (the "Agreement") between NBF, Yamana Gold Inc. (the "Indemnitor") dated September 5, 2006, the Indemnitor agrees to indemnify and hold harmless NBF, its subsidiaries and its directors, officers, employees, partners, agents, each other person, if any, controlling NBF or any of its subsidiaries and each shareholder of NBF and each member of the Soliciting Dealer Group (as defined in the Agreement) and each such member's directors, officers, employees, partners, agents, controlling persons, subsidiaries and shareholders (collectively, the "Indemnified Parties" and individually, an "Indemnified Party"), from and against any and all losses, expenses, claims (including shareholder actions, derivative or otherwise), actions, damages and liabilities, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceedings, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the "Claims") to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Agreement. The Indemnitor also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Indemnitor or any person asserting claims on behalf of or in right of the Indemnitor for or in connection with the Agreement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Indemnitor are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted primarily from the negligence or willful misconduct of such Indemnified Party. Neither the Indemnitor nor any Indemnified Party will, without prior written consent of the other party, not to be unreasonably withheld, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party (in the case of a settlement by the Indemnitor), or of the Indemnitor (in the case of a settlement by an Indemnified Party), from any liabilities arising out of such action, suit, proceeding, investigation or claim.

Promptly after receiving notice of an action, suit, proceeding or claim against any Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from an Indemnitor, such Indemnified Party will notify the Indemnitor in writing of the particulars thereof, provided that the omission so to notify the Indemnitor shall not relieve the Indemnitor of any liability which the Indemnitor may have to such Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such actions, suit, proceeding, claim or investigation or results in any increase in the liability which the Indemnitor have under this indemnity.

The foregoing indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such losses, expenses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were primarily caused by the negligence or willful misconduct of the Indemnified Party.

If for any reason the foregoing indemnity is unavailable (other than in accordance with the terms hereof) to an Indemnified Party or is insufficient to hold such Indemnified Party harmless, the Indemnitor shall contribute to the amount paid or payable by the Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Indemnified Party on the other hand but also the relative fault of the Indemnitor and Indemnified Party as well as any relevant equitable considerations, provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Indemnified Party as a result of such Claim any excess of such amount over the amount of the fees received by the Indemnified Party under the Agreement.

An Indemnified Party may retain counsel to separately represent them in the defence of a Claim, the reasonable fees in respect of which shall be at the Indemnitor's expense if (i) the Indemnitor do not promptly assume the defence of the Claim, (ii) the Indemnitors agree to separate representation or (iii) the Indemnitor or Indemnified Party are advised by counsel that there is an actual or potential conflict in the Indemnitor's and Indemnified Party's respective interests or additional defences are available to the Indemnified Party, which makes representation by the same counsel inappropriate.

The Indemnitor hereby acknowledge that NBF acts as trustee for other Indemnified Parties of the Indemnitor's covenants under this indemnity with respect to such persons and NBF agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The obligations of the Indemnitor hereunder are in addition to any liabilities which the Indemnitor may otherwise have to any Indemnified Party.

DATED as of September 5, 2006.

YAMANA GOLD INC.		NATIONAL BANK FINANCIAL INC.

By:	/s/ GREG MCKNIGHT	By:	/s/ BRUNO KAISER

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SCHEDULE "A" — INDEMNITY